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         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
         1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (1) A REGISTRATION STATEMENT UNDER THE ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT
         WITH RESPECT TO THESE SECURITIES, OR (2) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE COMPANY, OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR STATE SECURITIES LAW.

                            VCS TECHNOLOGIES, INC.
                     UNSECURED FIXED-TERM PROMISSORY NOTE

$600,000.00                                                     August 12, 1998

1. Promise to Pay. For value received, VCS Technologies, Inc., a Delaware corporation (the "Company"), promises to pay to the order of Chaim Sieger or his assigns (the "Holder") at such place as the Holder may designate from time to time, the principal amount of six hundred thousand dollars ($600,000). Simple interest shall accrue on the unpaid principal amount hereof at the rate of fourteen percent (14%) per annum (computed on the basis of a 360-day year of twelve thirty-day months), such interest to begin accruing on the date thirty (30) days prior to the "First Payment Date" (as defined below). The aggregate sum of the principal amount hereof and all accrued and unpaid interest shall be paid to the Holder in sixty (60) equal monthly payments, the first payment due on the First Payment Date.

2. Certain Definitions. The term "IPO Closing" means the receipt by the Company of all of the net proceeds resulting from the Company's proposed initial public offering of securities. The term "First Payment Date" means (i) if the IPO Closing occurs on or prior to November 30, 1998, then the first business day of the second full calendar month following the IPO Closing; or
(ii) if the IPO Closing does not occur on or prior to November 30, 1998, then January 15, 1999.

3. Waiver of Notice. The Company waives presentment for payment, demand for payment, notice of nonpayment, notice of protest, protest, and notice of dishonor of this Term Note, and consents to and authorizes the Holder, without notice, to grant extensions of time for payment, renew, extend, modify, waive, accelerate, compromise, settle or release any obligation of any party obligated hereunder, from time to time. The Holder shall not by any act of omission or commission be deemed to waive any of his or its rights or remedies hereunder unless such waiver be in writing and signed by the Holder and then only to the extent specifically set forth therein; a waiver of one event shall not be construed as continuing or as a bar or waiver of such right or remedy on a subsequent event.

4. Prepayment. The Company shall have the right to prepay all or part of the outstanding principal amount hereof at any time without penalty.

5. New York Law. This Term Note is made in the State of New York and shall be governed, construed, and interpreted as to validity, enforceability, and in all other respects in accordance with the laws of the State of New York.

6. Right to Cure. The Company shall have the right to cure any monetary default within ten (10) days from the date any payment is due.

7. No Unlawful Interest. Anything herewith contained to the contrary notwithstanding, the


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Company does not agree and shall not be obligated to pay any amounts which would render this obligation usurious or otherwise unlawful. The Company agrees to pay the maximum amount permitted by law in the event that any amounts provided in this Term Note exceed the maximum amount permitted by law.

8. Binding Effect. The provisions of this Term Note are binding on the assigns and successors of the Company and shall inure to the benefit of the Holder and his assigns.

9. Non-Negotiable. The Holder agrees that this Term Note is non-negotiable, and may only be transferred in accordance with the laws of descent and distribution.

10. No Conversion. This Term Note is not convertible into any other securities of the Company.

         IN WITNESS WHEREOF, the Company has caused this Term Note to be signed as of the date set forth above.

                                         VCS Technologies, Inc.

                                         /s/ William Wheaton III
                                         ---------------------------
                                         William Wheaton III
                                         President